Exhibit 99.1

The Howard Hughes Corporation® Appoints David O’Reilly Interim CEO

HOUSTON, September 21, 2020 – The Howard Hughes Corporation® (NYSE: HHC) today announced that David O’Reilly, President and Chief Financial Officer, has been named interim Chief Executive Officer. Paul Layne has retired as Chief Executive Officer, effective September 17, 2020. Mr. Layne will also step down from the Company’s Board of Directors.

During his nine-year tenure at Howard Hughes, Mr. Layne has played a key role in a period of enormous growth and transformation at the Company. He served as Chief Executive throughout the execution of the Transformation Plan announced in 2019, which strategically focused the organization on its core master planned communities (MPCs), sold non-core assets, and moved its headquarters from Dallas to Houston, into The Woodlands® Towers at The Waterway. He led the strategic acquisition of approximately 1.4 million square feet of premium office space and developable land in The Woodlands from Occidental Petroleum, and spearheaded the development of 110 North Wacker, a Class A tower in Chicago set to open next month. Mr. Layne steered the Company through the onset of the coronavirus pandemic and leaves Howard Hughes in a strong and opportunistic position as a result of its recent highly successful equity and bond offerings.

“Paul’s superb oversight of the development of The Woodlands and his strong stewardship during the pandemic have created and preserved tremendous value for our shareholders, positioning Howard Hughes for long-term success,” stated Bill Ackman, Chairman of The Howard Hughes Corporation. “On behalf of myself and the Board, I would like to thank Paul for his many contributions to the Company.”

“It has been an exceptionally fulfilling privilege to lead The Howard Hughes Corporation through such a critical period in the Company’s history,” said Paul Layne. “Together, we have come through stronger than ever, and I am incredibly proud of all we have achieved. I wish David and the Board continued success as Howard Hughes embarks on this next chapter of its transformation.”

David O’Reilly has served as Chief Financial Officer at The Howard Hughes Corporation since 2016 and expanded his role when he was appointed President in June 2020. With his substantial financial, operating, and real estate experience, David has been a key player in the Company’s efforts to focus its portfolio, strengthen its financial standing, and ensure the long-term success of the business and its communities.

The Board of Directors will conduct a search for a permanent CEO and will consider both internal and external candidates for the position.

About The Howard Hughes Corporation®

The Howard Hughes Corporation owns, manages and develops commercial, residential and mixed-use real estate throughout the U.S. Its award-winning assets include the country's preeminent portfolio of master planned cities and communities, as well as operating properties and development opportunities including the Seaport District in New York; Columbia, Maryland; The Woodlands®, The Woodlands Hills®, and Bridgeland® in the Greater Houston, Texas area; Summerlin®, Las Vegas; and Ward Village® in Honolulu, Hawaiʻi. The Howard Hughes Corporation's portfolio is strategically positioned to meet and accelerate development based on market demand, resulting in one of the strongest real estate platforms in the country. Dedicated to innovative placemaking, the Company is recognized for its ongoing commitment to design excellence and to the cultural life of its communities. The Howard Hughes Corporation is traded on the New York Stock Exchange as HHC. For additional information visit www.howardhughes.com.

Safe Harbor Statement

Statements made in this press release that are not historical facts, including statements accompanied by words such as "will," "believe," "expect," "enables," "realize," "plan," "intend," "assume," "transform" and other words of similar expression, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's expectations, estimates, assumptions, and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially are set forth as risk factors in The Howard Hughes Corporation's filings with the Securities and Exchange Commission, including its Quarterly and Annual Reports. The Howard Hughes Corporation cautions you not to place undue reliance on the forward-looking statements contained in this release. The Howard Hughes Corporation does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

Contacts:

Media
Gladstone Place Partners

Steve Lipin / Lauren Odell
212-230-5930

The Howard Hughes Corporation

Cristina Carlson, 646-822-6910
Vice President, Corporate Communications & Public Relations
cristina.carlson@howardhughes.com

For HHC Investor Relations

David M. Striph, 972-232-2672

Executive Vice President, Head of Operations & Investor Relations
david.striph@howardhughes.com

2